UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2015

INNERWORKINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-52170 (Commission File Number)	20-5997364 (I.R.S. Employer Identification No.)

600 West Chicago Avenue Suite 850 Chicago, Illinois (Address of principal executive offices)	60654 (Zip Code)

(312) 642-3700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) (c) Appointment of Jeffrey P. Pritchett as Chief Financial Officer. On June 30, 2015, InnerWorkings, Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with Jeffrey P. Pritchett. Pursuant to the Agreement, which is effective August 1, 2015 (the “Effective Date”), Mr. Pritchett will serve as Executive Vice President of the Company on the Effective Date and, effective August 12, 2015 (or such other date agreed to by the parties), as the Executive Vice President and Chief Financial Officer of the Company. The Agreement has a term expiring on July 31, 2016, unless earlier terminated by either party, and will automatically renew for successive one-year periods unless either party delivers a notice of non-renewal. The Agreement provides for an annual base salary of $400,000 and, beginning in 2015, a target annual bonus opportunity equal to not less than 75% of Mr. Pritchett’s annual base salary and a maximum bonus opportunity of 200% of his performance bonus target. The Agreement also entitles Mr. Pritchett to a signing long-term incentive grant equal to $1,200,000 in grant date target value that will consist 50% of stock options and 50% of restricted shares of the Company’s common stock, each vesting ratably over a five-year period. Beginning in 2016, Mr. Pritchett will be entitled to annual long-term incentive awards, as approved by the Compensation Committee in its discretion, with a targeted grant date value of 125% of Mr. Pritchett’s then current base salary. The Company also will reimburse Mr. Pritchett or pay directly up to $62,500, grossed up to cover taxes where applicable, of expenses associated with his relocation to Chicago.

In the event Mr. Pritchett is terminated by the Company without “cause” or if he resigns for “good reason” (each as defined in the Agreement), Mr. Pritchett would be entitled to receive, following his execution and non-revocation of a release of claims, (i) an amount, payable in equal installments over a twelve (12) month period, equal to the sum of (A) his annual base salary in effect on the date of termination, and (B) his target annual bonus for the fiscal year in which the date of termination occurs, (ii) his prorated annual bonus based on his actual performance for the year in which such date of termination occurs, (iii) immediate vesting of all outstanding equity-based awards which would otherwise have vested based solely on the passage of time if his employment had continued for a period of 24 months following the date of termination and immediate vesting of any unvested portion of the signing grant (or full vesting of all outstanding equity-based awards if such termination is in connection with a “change in control” (as defined in the Agreement)) and (iv) vesting of the pro rata portion of equity-based awards which would otherwise have vested based on performance if Mr. Pritchett had remained employed for a period of 24 months following the date of termination (or immediate vesting at the target level of performance for equity-based awards which would otherwise vest based on performance if such termination is in connection with a “change in control” (as defined in the Agreement)).

Upon a termination of employment for any reason, Mr. Pritchett would continue to be subject to non-competition and non-solicitation restrictive covenants for two years following his termination.

Mr. Pritchett, age 39, joins the Company from Cerberus Operating and Advisory Company, LLC (“COAC”), an affiliate of Cerberus Capital Management, L.P., where he has served as a Senior Operating Executive since May 2013 and as Head of the Finance / CFO Practice since early 2015. Prior to joining COAC, Mr. Pritchett served in various finance and strategy roles at Vertis Communications, a marketing communications company, where he ended his tenure as Interim Chief Financial Officer and helped to oversee the successful sale of the Company to a strategic competitor. Mr. Pritchett also held treasury, strategy and international financial roles of increasing responsibility at Delphi, a global automotive parts manufacturing company. Mr. Pritchett also has served as Interim Executive Chairman of the Board of TransCentra, Inc. and as a Board Member of Remington Outdoors Company. Mr. Pritchett earned a BBA magna cum laude in Finance from Walsh College and a MBA from Purdue University Krannert School of Management.

There is no arrangement or understanding between Mr. Pritchett and any other person pursuant to which Mr. Pritchett was appointed as an executive officer of the Company. There are no family relationships between Mr. Pritchett and any director or executive officer of the Company, and Mr. Pritchett has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Until the effective date of the appointment of Jeffrey P. Pritchett as the Company’s Chief Financial Officer (as described above), Ryan Spohn will continue to serve as interim Chief Financial Officer and thereafter resume his role as Senior Vice President and Controller of the Company.

On July 6, 2015, the Company issued a press release announcing Mr. Pritchett’s appointment, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

The foregoing summary of the Agreement is a summary only and is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.
10.1	Employment Agreement, dated as of June 30, 2015, between InnerWorkings, Inc. and Jeffrey P. Pritchett.
99.1	Press Release, dated July 6, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNERWORKINGS, INC.

Dated: July 6, 2015	By:	/s/ Ronald Provenzano
Name: Ronald Provenzano
Title: General Counsel

Exhibit Index

Exhibit No.
10.1	Employment Agreement, dated as of June 30, 2015, between InnerWorkings, Inc. and Jeffrey P. Pritchett.
99.1	Press Release, dated July 6, 2015.